Exhibit 10.1

EXECUTION VERSION

DIRECTOR DESIGNATION AGREEMENT

between

COTT CORPORATION

and

CRESTVIEW DSW INVESTORS, L.P., as Sellers’ Representative

dated as of

December 12, 2014

DIRECTOR DESIGNATION AGREEMENT

This Director Designation Agreement (this “Agreement”), dated as of December 12, 2014, is entered into by and between Cott Corporation, a corporation organized under the laws of Canada (the “Company”), and Crestview DSW Investors, L.P., a Delaware limited partnership, as Sellers’ Representative (the “Sellers’ Representative”) on behalf of the Initial Preferred Holders (as defined below).

RECITALS

WHEREAS, in connection with the acquisition of DSS Group, Inc., the Company will issue an aggregate of 116,054.421 Series A Convertible First Preferred Shares (the “Convertible Preferred”) and 32,711.306 Series B Non-Convertible First Preferred Shares (the “Non-Convertible Preferred,” and, together with the Convertible Preferred, the “Preferred Shares”) to the Initial Preferred Holders; and

WHEREAS, the parties hereto deem it in their best interests to enter into this Agreement to set forth herein the rights of the Sellers’ Representative with respect to the Company Board (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I.

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Affiliated Transferee” means an Affiliate or a Family Member of an Initial Preferred Holder to which Convertible Preferred is Transferred.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York or Toronto are authorized or required to close.

“By-laws” means the by-laws of the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Common Shares” means the common shares, no par value, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” has the meaning set forth in the preamble.

“Company Board” means the board of directors of the Company.

“Convertible Preferred” has the meaning set forth in the preamble.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Family Member” means, with respect to any Initial Preferred Holder that is a natural Person, (a) each spouse or natural or adopted child or other family member or lineal descendant of such Person, (b) each trust or other estate planning vehicle created for the benefit of one or more of the Persons described in clause (a) above, and (c) each custodian or guardian of any property of one or more of the Persons described in clauses (a) and (b) above in his or her capacity as such custodian or guardian.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Initial Preferred Holder” means a Person to whom Preferred Shares were originally issued on the date hereof by the Company. For clarity, an Initial Preferred Holder that converts its Preferred Shares to Common Shares remains an “Initial Preferred Holder” for purposes of this Agreement.

“Issued and Outstanding Common Shares” means as of any date, the issued and outstanding Common Shares of the Company calculated in accordance with Rule 13d-3 under the Exchange Act, but (except as otherwise provided in Section 4.01(b)) excluding any Common Shares issuable on conversion of Preferred Shares and outstanding.

“Non-Convertible Preferred” has the meaning set forth in the preamble.

“Person” means an individual, corporation, company, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Shares or Preferred Shares owned by a Person or any interest (including a beneficial interest) in any Common Shares or Preferred Shares owned by a Person.

ARTICLE II

BOARD REPRESENTATION

Section 2.01 Company Board.

(a) The Sellers’ Representative, acting on behalf of the Initial Preferred Holders and their Affiliated Transferees (the “Nominating Shareholders”) shall have the right to designate individuals to serve on the Company Board (“Preferred Nominees”) pursuant to and subject to the terms of this Section 2.01. Any Preferred Nominee shall meet the requirements set forth in the “Selection of Directors” criteria in the Company’s Corporate Governance Guidelines in effect from time to time that are applicable to all directors.

(b) Upon conversion of Convertible Preferred into Common Shares such that the Nominating Shareholders own beneficially in the aggregate at least 6.0% of the Company’s aggregate Issued and Outstanding Common Shares, the Nominating Shareholders shall have the right to designate one Preferred Nominee until such time as the Nominating Shareholders no longer own beneficially at least 6.0% of the Company’s aggregate Issued and Outstanding Common Shares.

(c) Upon conversion of Convertible Preferred into Common Shares such that the Nominating Shareholders own beneficially in the aggregate at least 10.0% of the Company’s aggregate Issued and Outstanding Common Shares, the Nominating Shareholders shall have the right to designate one additional Preferred Nominee (for a total of two Preferred Nominees) until such time as the Nominating Shareholders no longer own beneficially at least 10.0% of the Company’s aggregate Issued and Outstanding Common Shares.

(d) After conversion of Convertible Preferred reaching the thresholds set forth in Sections 2.01(b) or 2.01(c) above, as applicable, the Sellers’ Representative, on behalf of the Nominating Shareholders, may (but shall not be required to) designate a Preferred Nominee or Preferred Nominees (as applicable) in writing to the Company. The Company Board then shall promptly adopt a resolution to increase the size of the Company Board (and/or seek the resignation of a director, but only if the maximum number of directors specified in Section 5 of the Company’s Articles of Amalgamation, as amended, would be exceeded by the appointment of such Preferred Nominee) to accommodate such Preferred Nominee(s) and to appoint to the Company Board such Preferred Nominee(s) until the Company’s next annual meeting. Beginning with such next annual meeting of the Company’s shareholders or at any meeting of the shareholders of the Company at which directors of the Company Board are to be elected, the Company will include in the slate of directors recommended for election by the Company Board to the shareholders of the Company such Preferred Nominee(s) (or substitute Preferred Nominee(s) designated by the Sellers’ Representative, on behalf of the Nominating Shareholders), and will use its commercially reasonable efforts to take all action necessary (including recommending that the Company’s shareholders vote in favor of such Preferred Nominee(s)) to cause such person(s) to be elected by the shareholders of the Company as a director of the Company Board. Notwithstanding anything in the Agreement to the contrary, if a Preferred Nominee is included in management’s slate of directors but is not elected by the shareholders, the Company Board shall not be required to appoint such individual Preferred Nominee after the shareholder meeting; provided, that this sentence shall not limit the Company’s or the Company Board’s obligations hereunder with respect to the election of a Preferred Nominee at the next meeting of shareholders of the Company.

(e) In the event of the resignation, death, removal, disqualification or failure to be elected of a director nominated by the Sellers’ Representative, on behalf of the Nominating Shareholders, in accordance with this Section 2.01, the Sellers’ Representative, on behalf of the Nominating Shareholders, may designate a replacement nominee, and the Company will use its commercially reasonable efforts to cause such person to be appointed to the Company Board. Any director nominated by the Sellers’ Representative, on behalf of the Nominating Shareholders, in accordance with this Section 2.01 may not be removed or replaced at any time by the Company or the Company Board except for cause or as required by Applicable Law.

(f) If the Sellers’ Representative, on behalf of the Nominating Shareholders, no longer has the right to designate a Preferred Nominee under Sections 2.01(b) or (c), as applicable, the Sellers’ Representative shall instruct the Preferred Nominee serving on the Company Board pursuant to the rights granted by such Section to tender his or her resignation from the Company Board as specified in the Company’s by-laws within two Business Days after receipt of a written request from the Company to so resign.

(g) Reasonable costs and expenses incurred by a Preferred Nominee for the purposes of attending Company Board (or committee) meetings will be paid by the Company.

(h) Subject to the last sentence of this Section 2.01(h), if at any time after the date hereof, the Sellers’ Representative, on behalf of the Nominating Shareholders, is not entitled to nominate (or elects not to nominate) a Preferred Designee or the Company Board does not include at least one Preferred Nominee for any reason, then, without limiting any other rights of the Sellers’ Representative in the case of any breach of this Agreement by the Company or the Company Board, the Sellers’ Representative acting on behalf of the Nominating Shareholders shall have the right to appoint one non-voting observer (an “Observer”) to the Company Board, who shall (i) be provided by the Company with all notices of meetings, consents, minutes and other written materials that are provided to the Company Board or any committee thereof at the same time as such materials are provided to the Company Board or such committee, as applicable, and (ii) be entitled to attend all meetings of the Company Board and any committee thereof; provided, that the Observer shall have no right to participate in discussions at any such meetings unless requested by the Company Board, and provided further, that the Observer may be excluded from access to any material or meeting or portion thereof if the Company Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege. Reasonable costs and expenses incurred by the Observer for the purposes of attending Company Board (or committee) meetings will be paid by the Company. As a condition of his or her appointment, the Observer shall enter into a confidentiality and non-disclosure agreement with the Company in a customary form reasonably acceptable to the Company Board and the Observer. The Observer rights contemplated by this Section 2.01(h) shall expire on the earliest to occur of (i) the Company’s redemption of all Preferred Shares, (ii) the appointment or election of the director contemplated by Section 2.01(b), or (iii) the date on which this Agreement terminates.

(i) For the avoidance of doubt, the rights set forth in this Agreement supplement the terms of the Articles of Amalgamation of the Company and are without limitation to any rights the Sellers’ Representative or the Initial Preferred Holders may have as holders of Preferred Shares or Common Shares pursuant to the Articles of Amalgamation or otherwise.

ARTICLE III

ACTION BY SELLERS’ REPRESENTATIVE

Section 3.01 Sellers’ Representative. Any action that may be taken by any Initial Preferred Holder, its Affiliated Transferee(s) or the Nominating Shareholders pursuant to this Agreement shall be taken only by the Sellers’ Representative. A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction of all Initial Preferred Holders, their respective Affiliated Transferee(s) or the Nominating Shareholders, as the case may be, and shall be final, binding and conclusive upon each such Initial Preferred Holder, Affiliated Transferee and Nominating Shareholder. Parent may conclusively rely upon, without independent verification or investigation, any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of every Initial Preferred Holder, Affiliated Transferee and Nominating Shareholder, and the Company shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the Sellers’ Representative.

ARTICLE IV

TERM AND TERMINATION

Section 4.01 Termination. This Agreement shall terminate upon the earliest of:

(a) the dissolution, liquidation or winding up of the Company;

(b) the Initial Preferred Holders and their Affiliated Transferees ceasing to hold beneficially (i) Convertible Preferred Shares and (ii) Common Shares issued upon conversion of Convertible Preferred Shares, equal in the aggregate to at least 6.0% of the Issued and Outstanding Common Shares of the Company (including for the purposes of this calculation, Common Shares issuable upon the conversion of Convertible Preferred Shares); and

(c) upon the agreement in writing of the Sellers’ Representative and the Company.

Section 4.02 Effect of Termination.

(a) The termination of this Agreement shall terminate all further rights and obligations of the Initial Preferred Holders under this Agreement except that such termination shall not effect:

(i) the existence of the Company;

(ii) the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii) the rights which any Initial Preferred Holder or its Affiliated Transferee may have by operation of law as a shareholder of the Company; or

(iv) the rights contained herein which by their terms are intended to survive termination of this Agreement.

(b) The following provisions shall survive the termination of this Agreement: this Section 4.02, Sections 5.01 and Sections 5.03 through 5.11.

ARTICLE V

MISCELLANEOUS

Section 5.01 Expenses. Except as expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred after the date hereof in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 5.02 Transfer of Rights. In the event any Initial Preferred Holder shall Transfer all of the Common Shares and Preferred Shares held by such Initial Preferred Holder to any Person other than an Affiliated Transferee, then such Person shall cease to be an Initial Preferred Holder for purposes of this Agreement and shall have no further rights hereunder from and after the date of such Transfer.

Section 5.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) by facsimile or other electronic transmission, on the Business Day such transmission was received, if received during normal business hours (electronically confirmed) (otherwise, the next Business Day); provided that the original thereof also is sent contemporaneously by another method set forth in this Section 5.03; provided, further, that the subject line of any notice or other communication delivered by email must clearly state that such notice or other communication is being delivered as an official notice pursuant to this Agreement; and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems. All notices shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Company:	Cott Corporation 5519 W. Idlewild Ave. Tampa, FL 33634 Attention: Marni Morgan Poe Fax No.: (813) 881-1926 Telephone No.: (813) 313-1800

with a copy to (which shall not constitute notice):	Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103-6996 Attention: H. John Michel, Jr. Fax No.: (215) 988-2757 Telephone No.: (215) 988-2700

If to the Sellers’ Representative:

Crestview DSW Investors, L.P.

c/o Crestview Partners II, L.P.

667 Madison Avenue, 10th Floor

New York, NY 10065

Attention: Jeff Marcus

                  Katherine Chung

Fax No.:   (212) 906-0793

Telephone No.: (212) 906-0700

with a copy to (which shall not constitute notice):	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Kenneth M. Schneider Neil Goldman Fax No.: (212) 757-3990 Telephone No.: (212) 373-3000

Section 5.04 Neutral Construction. In view of the fact that each party has been represented by its own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

Section 5.05 Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile transmission or in portable document format (.pdf)), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.06 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties and their respective successors and permitted assigns any remedy, claim, cause of action or other right under or by reason of this Agreement.

Section 5.07 Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 5.08 Amendment. This Agreement may only be amended by an instrument in writing signed by the Company and by Sellers’ Representative on behalf of the Initial Preferred Holders.

Section 5.09 Extension; Waiver. At any time prior to the Closing, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 5.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 5.11 Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial; Legal Fees. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE AND WITH FEDERAL LAW, TO THE EXTENT APPLICABLE. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF JURISDICTION IS NOT AVAILABLE IN SUCH COURT, THEN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA

LOCATED IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.12 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action to enforce the provisions hereof, any party against whom such action is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

Cott Corporation

By:	/s/ Marni Morgan Poe
Name:	Marni Morgan Poe
Title:	Vice President, General Counsel and Secretary

SELLERS’ REPRESENTATIVE:

Crestview DSW Investors, L.P.

By:	Crestview DSW GP, LLC,
its General Partner

By:	/s/ Jeffrey A. Marcus
Name:	Jeffrey A. Marcus
Title:	President

[Signature Page to Director Designation Agreement]